Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

1)	Registration Statement (Form S-8 No. 333-222090) pertaining to Arcimoto, Inc. Second Amendment and Restated 2012 Employee Stock Benefit Plan and the Amended and Restated 2015 Stock Incentive Plan,

2)	Registration Statement (Form S-8 No. 333-225961) pertaining to Arcimoto, Inc. 2018 Omnibus Stock Incentive Plan; and,

3)	Registration Statement (Form S-3 No. 333-261955) pertaining to Arcimoto, Inc. Prospectus for Offer to Sell Securities, of our report dated March 31, 2022 with respect to the financial statements of Arcimoto, Inc. which appears in this Annual Report on Form 10-K.

/s/ dbbmckennon

Newport Beach, California

March 31, 2022